Exhibit 10.6

 MACK-CALI REALTY CORPORATION

 TSR-BASED PERFORMANCE AWARD AGREEMENT

 ROGER W. THOMAS

 AGREEMENT EVIDENCING THE GRANT

 OF A TSR-BASED PERFORMANCE AWARD PURSUANT

TO THE 2004 INCENTIVE STOCK PLAN

 OF MACK-CALI REALTY CORPORATION

Name of Recipient:	Roger W. Thomas
No. of Performance Shares:	660
Maximum Award Dollar Amount:	$660,000
Grant Date:	January 1, 2013

RECITALS

A.            Roger W. Thomas (the “Recipient”) is the Executive Vice President, General Counsel and Secretary of Mack-Cali Realty Corporation (the “Company”).

B.            The Company has adopted the TSR-Based Long-Term Performance Plan (the “Performance Plan”) to provide the Company’s employees with incentive compensation.  The Performance Plan was adopted by the Executive Compensation and Option Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) and ratified by the Board pursuant to its authority to make grants of phantom stock units in the form of performance shares (the “Performance Shares”) which shall, subject to certain conditions, become earned and convertible into shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), that have been or shall be reserved for issuance under the Company’s 2004 Incentive Stock Plan or any successor equity compensation plan providing for similar awards (collectively, the “Equity Plan”).  This award agreement (this “Agreement”) evidences an award to the Recipient under the Performance Plan (the “Award”), which is subject to the terms and conditions set forth herein, the Equity Plan and the Amended and Restated Employment Agreement dated as of July 1, 1999 by and between the Company and Recipient, as amended by the letter agreement dated December 9, 2008, and as such agreement may be subsequently, amended from time to time, or any new employment agreement entered into by the parties in substitution for such agreement (the “Employment Agreement”).

C.            The Recipient was selected by the Committee to receive the Award and on January 1, 2013 shall cause the Company to issue to the Recipient the number of Performance Shares (as defined hereinafter) set forth above.

NOW, THEREFORE, the Company and the Recipient agree as follows:

1.             Administration.  The Performance Plan and all awards thereunder, including this Award, shall be administered by the Committee, which in the administration of the Performance Plan shall have all the powers and authority it has in the administration of the Equity Plan as set forth in the Equity Plan.

2.             Definitions.  Capitalized terms used herein without definitions shall have the meanings given to those terms in the Equity Plan. In addition, as used herein:

“Absolute TSR Performance” means, for any Performance Period, a percentage calculated by dividing the Company TSR for such Performance Period by the Company Stock Price on the Trading Day immediately preceding January 1 of such Performance Period.

“Absolute TSR Threshold” means a percentage of the Equity Value of the Performance Shares that may be earned at various Absolute TSR Performance levels for a Performance Period as of a given Vesting Date as shall be established by the Committee each year, with the amounts to be earned at Absolute TSR Performance levels between amounts fixed by the Committee to be determined linearly based on a straight line interpolation between such Absolute TSR Performance levels.

“Cause” has the meaning given to that term in the Employment Agreement.

“Change in Control” has the meaning given to that term in the Employment Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in the Recitals to this Agreement.

“Company Stock Price” means as of a particular date means (i) if the Common Stock is then listed on the New York Stock Exchange, the closing market price of the Common Stock as reported on the Consolidated Tape of the New York Stock Exchange for such date, (ii) if the Common Stock is then listed on any other national securities exchange, the closing sales price per share of Common Stock on the exchange for the last preceding date on which there was a sale of shares of Common Stock on such exchange, as determined by the Committee, (iii) if the Common Stock is not then listed on a national securities exchange but is then traded on an over-the-counter market, the average of the closing bid and asked prices for the shares of Common Stock in such over-the-counter market for the last preceding date on which there was a sale of such shares in such market, as determined by the Committee, or (iv) if the Common Stock is not then listed on a national securities exchange or traded on an over-the-counter market, such value as the Committee in its discretion may in good faith determine; provided that, where the shares of Common Stock are so listed or traded, the Committee may make such discretionary determinations where the shares of Common Stock have not been traded for 10 Trading Days.

“Company TSR” means, for any Performance Period, the Company’s TSR for such Performance Period.

“Conversion Shares” shall mean that number of shares of Common Stock issuable upon conversion of Performance Shares that have been vested and earned as of a Vesting Date.

“Disability” has the meaning given to that term in the Employment Agreement.

“Equity Value” means, with respect to the Performance Shares, $1,000 per Performance Share.

“Excess TSR” means the amount by which the Company’s Absolute TSR Performance or Relative TSR Performance exceeds either the maximum Absolute TSR Threshold or Relative TSR Threshold, respectively, in any Performance Period.  If the Company’s Absolute TSR Performance and Relative TSR Performance both exceed their applicable maximum TSR Performance Targets for the same Performance Period, either or both of such Excess TSR amounts for such Performance Period may be applied to any prior or subsequent Performance Period in accordance with Section 3(b).

“Good Reason” has the meaning given to that term in the Employment Agreement.

“Minimum Price Condition” means the minimum closing price of the Company’s Common Stock on a possible Vesting Date as of December 31 of a Performance Period that must be achieved for Performance Shares to be earned, as shall be fixed by the Committee each year.

“Peer Group REITs” means a group of publicly trade REITs that shall be selected each year by the Committee for purposes of determining the Relative TSR Performance.

“Performance Commencement Date” means January 1, 2013.

“Performance Period” means the period of January 1 through December 31 in each or any of the Company’s fiscal years 2013 through 2017.

“Relative TSR Performance” means, for any Performance Period, the Company TSR for such Performance Period relative to the TSR of the Peer Group REITs, for the same Performance Period expressed as a percentile calculated by dividing the number of such Peer Group REITs with a TSR less than the Company TSR by the sum of the total number of such Peer Group REITs plus the Company.

“Relative TSR Threshold” means a percentage of the Equity Value of the Performance Shares that may be earned at various Relative TSR Performance levels for a Performance Period as of a given Vesting Date, as shall be fixed by the Committee each year, with the amounts to be earned at Relative TSR Performance levels between amounts fixed by the Committee to be determined linearly based on a straight line interpolation between such Relative TSR Performance levels.

“Trading Day” means any date on which means any day on which the Common Stock is traded on the New York Stock Exchange; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on the New York Stock Exchange for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on the New York Stock Exchange.

“Total Stockholder Return” or “TSR” means, for any Performance Period, the appreciation in the stock price of a company’s common equity measured from the Trading Day immediately preceding January 1 of such Performance Period through and as of December 31 of such Performance Period, plus the aggregate amount of any dividends paid by such company during such Performance Period, all divided by the stock price of a company’s common equity on the Trading Day immediately preceding January 1 of such Performance Period.

“TSR Performance Target” means either of the Absolute TSR Thresholds and Relative TSR Thresholds for each Performance Period.

“Vesting Date” means either (a) December 31 of a Performance Period on which Performance Shares may be earned subject to the satisfaction of the Minimum Price Condition and upon the attainment of applicable Absolute TSR Thresholds or Relative TSR Thresholds, or (b) the date during a Performance Period on which all Performance Shares vest pursuant to Sections 4(a), (b) or (c).

3.             Performance Award.

(a)           General Terms.  The Recipient is hereby granted an Award consisting of Six Hundred Sixty (660) Performance Shares.  The Performance Shares shall not vest in the Recipient and shall remain subject to forfeiture until the conditions of Sections 3(b) and Section 4 are fully satisfied.

(b)           Vesting.  An aggregate of 132 Performance Shares may vest in and become earned and payable to the Recipient on the Vesting Date of each year during the Performance Period, but only to the extent that: (i) the Minimum Price Condition has been met for such Performance Period, and (ii) the Company’s TSR exceeds either (x) the minimum Absolute TSR Threshold, or (y) the minimum Relative TSR Threshold, in each case subject to upward adjustment in an amount equal to the unapplied Excess TSR, if any, for any other prior or subsequent Performance Period.  If the Minimum Price Condition and either of the TSR Performance Targets are satisfied as of a Vesting Date, the Performance Shares shall be earned and immediately converted into that number of Conversion Shares determined in accordance with the following formula:

Z = (A x Y)/B
where:
Z = the number of shares of Common Stock (rounded to the next whole share) to be issued to the Recipient.

A = the Equity Value of the Performance Shares subject to vesting on the Vesting Date.

Y = the higher of (i) the maximum Absolute TSR Threshold attained for the Performance Period, or (ii) the maximum Relative TSR Threshold attained for the Performance Period, in each case after adding any applicable Excess TSR to the Absolute TSR Performance or Relative TSR Performance, as applicable.

B = the Company Stock Price as of the Vesting Date.

(c)           Annual Targets.  The Minimum Stock Price, TSR Performance Targets and Peer Group REITs for the 2013 Performance Period are set forth on Schedule A attached hereto.  On or before the end of the first fiscal quarter of each year during the Performance Period, the Committee shall communicate to the Recipient the Minimum Price Condition, Absolute TSR Thresholds, Relative TSR Thresholds and Peer Group REITs (if changed from the prior year); provided that any changes to the Peer Group REITs for a Performance Period must be approved by the Committee prior to January 1 of such Performance Period.  If not so communicated to the Recipient by March 31 of such Performance Period, the prior year targets shall apply.

4.             Termination of Recipient’s Employment; Change of Control; Death and Disability.

(a)           Except as provided in Sections 4(b) and 4(c) below, if at any time the Recipient shall cease to be an employee of the Company for any reason, then all Performance Shares that remain unvested at such time shall automatically and immediately be forfeited by the Recipient.

(b)           If at any time the Recipient shall cease to be an employee of the Company as a result of his death or Disability or due to (A) a termination without Cause by the Company or (B) a termination by the Recipient with Good Reason (each, a “Separation Event”), then all unvested Performance Shares that would otherwise be eligible to vest at the end of such Performance Period in which the Separation Event occurs shall vest and be earned immediately and the Conversion Shares issuable in respect of such Performance Shares shall be issued at 100% of the Equity Value of such Performance Shares based on the Company Stock Price on the Trading Day immediately preceding the date of such Separation Event.

(c)           Upon the occurrence of a Change in Control of the Company, all unvested Performance Shares that would otherwise be eligible to vest at the end of such Performance Period in which the Change in Control occurs shall vest and be earned immediately and the Conversion Shares issuable in respect of such Performance Shares shall be issued at 100% of the Equity Value of such Performance Shares based on the Company Stock Price on the Trading Day immediately preceding the effective date of such Change in Control; provided that if the Change in Control consists of a sale or merger of the Company in which shareholders will receive cash or other consideration, then in lieu of the issuance of Conversion Shares, the Committee may provide for the Recipient to receive the amount of consideration the Recipient would have received had the applicable number of Conversion Shares been issued immediately prior to the Change in Control, which consideration shall be paid at the same time, and subject to the same post-closing conditions, if any, at which payment is made to the shareholders of the Company pursuant to the terms of the Change in Control.

5.             Payments by Award Recipients.  No amount shall be payable to the Company by the Recipient at any time in respect of this Award or any Performance Shares.

6.             Dividends.  All of the Performance Shares granted pursuant to this Agreement shall be deemed to have been issued as part of the same Award on the Performance Commencement Date.  On any applicable Vesting Date, the Recipient shall be entitled to receive additional shares of Common Stock in an amount equal to (x) the accrued dividends the Recipient would have received on the Conversion Shares from the Performance Commencement Date through the Vesting Date as if such Conversion Shares had been issued to the Recipient on the Performance Commencement Date, divided by (y) the Company Stock Price on the Vesting Date.  The Recipient’s right to receive the dividend equivalent shares of Common Stock on Conversion Shares shall be subject to and conditioned and issued to the Recipient only upon the vesting of such Conversion Shares. Subject to applicable withholding requirements, the dividend equivalent shares of Common Stock from the Performance Commencement Date on a tranche of Conversion Shares shall be issued to the Recipient concurrently with the Conversion Shares.

7.             Restrictions on Transfer.  None of the Performance Shares granted hereunder shall be sold, assigned, transferred, pledged, hypothecated, given away or in any other manner disposed of or encumbered, whether voluntarily or by operation of law.

8.             409A.  This Agreement is not intended to provide for a deferral of compensation that would be subject to Section 409A of the Code, and if necessary the parties will negotiate in good faith to adopt such amendments as may be required to ensure that, if possible, the amounts payable under this Agreement will either not be subject to Section 409A, or will comply with the requirements of said section.

9.             Miscellaneous.

(a)           Amendments.  This Agreement may be amended or modified only with the consent of the Company upon the recommendation or determination of the Board or the Committee; provided that any such amendment or modification adversely affecting the rights of the Recipient hereunder must be consented to by the Recipient to be effective as against him.

(b)           Incorporation of Equity Plan.  The provisions of the Equity Plan are hereby incorporated by reference as if set forth herein.  If and to the extent that any provision contained in this Agreement is inconsistent with the Equity Plan, this Agreement shall govern.

(c)           Status of Performance Shares under the Equity Plan.  The Performance Shares are being granted as phantom stock units under the Equity Plan.

(d)           Issuance of Conversion Shares; Compliance With Law.  All Conversion Shares shall be issued as of the applicable Vesting Date, and shall be deemed for all purposes to be issued and outstanding as of the applicable Vesting Date.  The Company shall cause its transfer agent to issue the Conversion Shares as soon as practical after the applicable Vesting Date, subject to all applicable securities laws and exchange requirements.  The Company and the Recipient will make reasonable efforts to comply with all applicable securities laws.  In addition, notwithstanding any provision of this Agreement to the contrary, no Performance Shares will become vested or be converted into Conversion Shares at a time that such vesting or payment would result in a violation of any such law.

(e)           Severability.  In the event that one or more of the provisions of this Agreement may be invalidated for any reason by a court, any provision so invalidated will be deemed to be separable from the other provisions hereof, and the remaining provisions hereof will continue to be valid and fully enforceable.

(f)            Governing Law.  This Agreement is made under, and will be construed in accordance with, the laws of the State of New York, without giving effect to the principle of conflict of laws of such State.

(g)           No Obligation to Continue Position as an Officer or to Employ.  Neither the Company nor any affiliate is obligated by or as a result of this Agreement to continue to have the Recipient as an executive officer or to employ the Recipient and this Agreement shall not interfere in any way with the right of the Company or any affiliate to terminate the Recipient’s employment as an executive officer or employee at any time.

(h)           Notices.  Any notice to the Company hereunder shall be in writing addressed to the Company at its principal business office, which on the date of this Agreement is located at:

Mack-Cali Realty Corporation

343 Thornall Street

Edison, New Jersey 08837-2206

Attn:       President and Chief Executive Officer

Any notice to the Recipient hereunder shall be in writing addressed to the Recipient at his address as set forth in the Company records or such other address as the Recipient shall notify the Company of in writing.

(i)            Withholding and Taxes.  No later than the date as of which an amount first becomes includible in the gross income of the Recipient for income tax purposes or subject to the Federal Insurance Contributions Act withholding with respect to the Award, the Recipient will pay to the Company any minimum

United States federal, state or local or foreign taxes of any kind required by law to be withheld with respect to such amount (the “Minimum Withholding Amount”).  Payment of the Minimum Withholding Amount shall be made by the Recipient either (x) in cash, or (y) by forfeiting to the Company such number of Conversion Shares with a tax value equal to the Minimum Withholding Amount. The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company and its affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Recipient.

(j)            Entire Agreement; Effect of Employment Agreement.  This Agreement contains the entire understanding of the parties and shall not be modified or amended except in writing and duly signed by each of the parties hereto. No waiver by either party of any default under this Agreement shall be deemed a waiver of any later default hereunder. In the event the Employment Agreement with the Company contains additional rights, duties and/or obligations with respect to the Recipient, such terms and conditions shall govern this Performance Award as if such terms and conditions had been set forth herein; and in the event of any conflict or inconsistency between the terms of the Employment Agreement or this Agreement, except as set forth in Section 4 of this Agreement, the terms and conditions of the Employment Agreement shall control.

(k)           Successors and Assigns.  This Agreement shall be binding upon the Company’s successors and assigns, whether or not this Agreement is expressly assumed.

[Signature Page Follows]

In Witness Whereof, the parties hereto have executed this Agreement to be effective on the date first above written.

MACK-CALI REALTY CORPORATION

By:	/s/ Mitchell E. Hersh
Mitchell E. Hersh
President and
Chief Executive Officer

RECIPIENT

/s/ Roger W. Thomas
Roger W. Thomas

SCHEDULE A

Vesting Provisions of Performance Shares for 2013 Performance Period

The 2013 Performance Shares are subject to the following Vesting Criteria established by the Committee:

Minimum Price Condition:               $30.00

Absolute TSR Performance:

Absolute TSR Performance	Absolute TSR Performance Threshold
6.0%	33.33%
7.5%	66.67%
9.0%	100.00%

Relative TSR Performance:

Relative TSR Performance	Relative TSR Performance Threshold
40th Percentile	33.33%
50th Percentile	66.67%
60th Percentile	100.00%

2013 Peer Group REITs for purposes of determining the Relative TSR Performance:

To be determined by the Committee and communicated to the Recipient no later than December 31, 2012.